EXHIBIT 16

[KPMG Letterhead]

Securities and Exchange Commission
Mail Stop 9-5
450 5th Street N.W.
Washington, D.C. 20549
U.S.A.


April 27, 1999


Dear Sirs/Madams:

     We were previously the independent accountants for Stirling Cooke Brown Holdings Limited (the "Company"). On April 20, 1999 we declined to stand for re-election as the Company's auditors for the year ending December 31, 1999 at the forthcoming Annual General Meeting of the Company and under date of March 5, 1999 we reported on the consolidated financial statements of the Company and subsidiaries, as of and for the years ended December 31, 1998 and 1997.

     We have read the Company's statements included under Item 4 of its Form 8-K dated April 27, 1999 and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that on April 27, 1999 the Company engaged Arthur Andersen as the Company's independent accountant, or that during the Company's two most recent fiscal years and the interim period subsequent to the fiscal year ended December 31, 1998, neither the Company nor any person on the Company's behalf consulted Arthur Andersen regarding either:

     (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements; and no written or oral advice was provided to the Company that Arthur Andersen concluded was an important factor considered by the Company in reaching a decision as to accounting, auditing, or financial reporting issues; or

     (ii) any matter that was the subject of a disagreement or a reportable event, as those items are defined under Regulation 229.304 (17 C.F.R. 229.304).


Yours faithfully,


/s/ KPMG Peat Marwick
KPMG Peat Marwick